Exhibit 99.1

12900 Snow Road Parma, OH 44130

NEWS RELEASE

CONTACT: Kelly Taylor

Associate Director, Investor Relations

(216) 676-2000

GrafTech Appoints Mark R. Widmar President of Engineered Solutions and

Hermanus L. Pretorius, President of Seadrift Coke

Parma, OH – January 11, 2011 – GrafTech International Ltd. (NYSE:GTI) today announced that it has appointed Mark R. Widmar as President of the Engineered Solutions segment. Hermanus L. Pretorius, who was previously the President of the Engineered Solutions segment has been appointed President of Seadrift Coke.

Mr. Widmar has served as GrafTech’s Chief Financial Officer (“CFO”) since 2006 and has been a key part of GrafTech’s executive leadership team. Mr. Widmar has demonstrated outstanding leadership and exceptional business acumen that will enable continued growth in our Engineered Solutions segment. Mr. Pretorius will lead our newest strategic business, Seadrift Coke. Leveraging Mr. Pretorius’ 30 years of graphite expertise, GrafTech plans to produce the highest quality needle coke, best suited to make premium grade electrodes for Seadrift’s customers.

Craig Shular, Chairman and Chief Executive Officer of GrafTech, commented, “I am pleased to announce these changes as both gentlemen have played important roles in GrafTech’s success over the past several years and will be key assets to propelling future growth for our Company.”

GrafTech has commenced a search for a successor to Mr. Widmar in his role as CFO. In the interim, Mr. Widmar will continue to act as GrafTech’s CFO.

GrafTech International Ltd. is one of the world’s largest manufacturers and providers of high quality synthetic and natural graphite and carbon based products and technical and research and development services, with customers in about 70 countries engaged in the manufacture of steel, automotive products and electronics. We manufacture graphite electrodes, products essential to the production of electric arc furnace steel as well as petroleum-based needle coke, the key raw material used in the production of graphite electrodes. We also manufacture thermal management, fuel cell and other specialty graphite and carbon products for, and provide services to, the electronics, power generation, solar, oil and gas, transportation, petrochemical and other metals markets. We operate 13 manufacturing facilities strategically located on four continents. For additional information on GrafTech International Ltd., call 216-676-2000, or visit our website at www.graftech.com.

NOTE ON FORWARD-LOOKING STATEMENTS: Except for historical information contained herein, the statements made in this release and related discussions about such matters as our growth, integration and expansion activities and plans constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 . Our expectations and targets are not predictions of actual performance and historically our performance has deviated, often significantly, from our expectations and targets. Actual future events, circumstances, performance and trends could differ materially, positively or negatively, from those set forth in these statements due to various factors, including: unforeseen delays, costs or liabilities associated with our growth, integration and expansion plans, the ability to successfully integrate the acquired businesses and to realize expected benefits and synergies, changes in business and economic conditions and growth trends in the industry, changes in customer markets and various geographic regions, uncertainties in the geopolitical environment, and other risks and uncertainties, including those detailed in our SEC filings, as well as future decisions by us. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to publicly update or revise any of them in light of new information, future events or otherwise.